EXHIBIT 10.23

AMENDMENT NO. 4

TO LICENSE AGREEMENT OF SEPTEMBER 27, 1996

BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND

SCIENTIFIC LEARNING CORPORATION

COVERING TRAINING AIDS FOR THE REMEDIATION OF LEARNING DISABILITES

Scientific Learning Corporation (“SLC") and The Regents of the University of California (the “Regents”) have entered into an Exclusive License Agreement, dated as of September 27, 1996, as amended by Amendment No. 1 effective as of January 1, 1999, Amendment No. 2, dated as of September 13, 2001, the consent letter dated August 7, 2003, and Amendment No. 3, effective September 30, 2003. Such Exclusive License Agreement, as thereby amended, is collectively referred to herein as the “License Agreement”.

Amendment

The Regents and SLC agree to further amend the License Agreement as follows:

1.	Section 1.4 shall be amended to read in full as follows:

“1.4   “Net Sales” shall be defined as set forth in this Section 1.4.

1.4.1.

Subject to the provisions of sections 1.4.2 through 1.4.6 below, Net Sales means the total of the gross invoice prices of Licensed Products sold or Licensed Methods performed by the Licensee, an Affiliate, or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; reserves for bad debts (not to exceed 3%); and credits to customers because of rejections or returns.

1.4.2.

Net Sales shall not include the invoice prices of (i) services that relate to the Licensed Products such as training, consulting, implementation, support and maintenance, so long as such services themselves use Licensed Methods; or (ii) information collection, analysis and reporting products and services that relate to the information that is collected from the use of Licensed Products, unless those products or services are themselves covered by the Regents” Patent Rights; or (iii) assessment or testing services sold with the Licensed Products or Licensed Methods.

1.4.3.

When Licensee sells Licensed Products or Licensed Methods in a single transaction with other products or services (a “Bundled Sale”), Net Sales shall include an allocated portion of the price invoiced by Licensee for the Bundled Sale, with the allocation calculated as follows:

1.4.3.1.	Licensee shall first allocate the Bundled Sale price to the various types of components of the transaction (license, services, support, online products and services and other components).
1.4.3.2.

If the license component of the Bundled Sale includes both Licensed Products (or Licensed Methods) and items that are not Licensed Products and do not use Licensed Methods, Licensee would then allocate the license component to the two types of license.

1.4.3.3.

All allocations will be determined in accordance with generally accepted accounting principles, as applied in the United States, in accordance with the principles and policies used in Licensee’s general books and records kept for other purposes.

1.4.4.

Notwithstanding the foregoing, with respect to sales of Licensee’s single use licenses for Licensed Products, Net Sales shall consist of 76.5% of the price of the single use license, excluding any portion of such price which is attributable to any assessment component sold with the license and subject to the reductions listed in Section 1.4.1.

1.4.5.

As provided by Amendment No. 2, amounts invoiced by SLC for licenses of Licensed Products pursuant to a Distribution Arrangements shall be treated under the License Agreement as Net Sales of the Licensed Product by SLC, subject to the provisions above. Distribution Arrangements shall not be treated as sublicenses for purposes of sublicense compensation pursuant to Section 3.4.1 of the License Agreement and SLC shall not be required to pay a royalty on amounts charged by the distributor in the distribution of the Licensed Products. For purposes of the License Agreement, Distribution Arrangement shall include any agreement or arrangement in which SLC grants an unaffiliated third party the right to sell or otherwise distribute licenses to Licensed Product which has been developed by or for SLC, including any such arrangement in which the third party is granted the right to make copies of the software for purposes of distribution. Distribution Arrangement shall not include any agreement or arrangement in which the third party is given the right to develop new products or methods that practice the Regents’ Patent Rights or to make substantial modifications to the Licensed Product.

1.4.6.

As provided by the UC Consent letter dated August 7, 2003, for purposes of calculating Net Sales from the sublicense granted by SLC to Posit Science Corporation (formerly Neuroscience Solutions Corporation) (“Posit”), Net Sales shall have the meaning provided in the license agreement between SLC and Posit, a copy of which has been previously provided to UC, notwithstanding any contrary provisions of the License Agreement.

2.	This Amendment No. 4 shall become effective upon its signature by both parties, and shall apply to Net Sales for periods starting October 1, 2006.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 in duplicate originals by their duly authorized officers or representatives.

SCIENTIFIC LEARNING CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Linda L. Carloni	By	/s/ Joel B. Kirschbaum
	Linda L. Carloni		Joel B. Kirschbaum
Vice President and General
	Counsel	Title:	Director – OTM

Date:	10/26/06	Date:	10/26/06